UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported: March 29, 2011

MEMC Electronic Materials, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)

501 Pearl Drive (City of O'Fallon) St. Peters, Missouri (Address of principal executive offices)	63376 (Zip Code)

(636) 474-5000 (Registrant's telephone number, including area code)

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

In connection with the private offering completed on March 10, 2011 by MEMC Electronic Materials, Inc. (the “Company”) of the Company’s 7.750% Senior Notes due 2019 (the “Notes”), the Company is disclosing the following risk factors.  In addition to the other information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, the following risk factors should be carefully considered in evaluating the Company’s business.  Unless the context requires otherwise, the terms “we,” “our,” “ours” and “us” refer to MEMC Electronic Materials, Inc. and its subsidiaries.

Our long-term indebtedness could adversely affect our operations and financial condition.

We may incur a significant amount of indebtedness. As of December 31, 2010, we had no outstanding borrowings under our revolving credit facility, although we had $111.6 million of outstanding third-party letters of credit backed by this facility at such date. We also had approximately $585.5 million of non-recourse long-term debt related to our SunEdison solar energy systems as of December 31, 2010. On March 10, 2011, we issued $550 million of 7.750% Senior Notes due 2019 (the “Notes”).  On March 23, 2011, we amended and restated our existing revolving credit facility to allow us to borrow up to $400 million in senior secured indebtedness. Our indebtedness could have important consequences, including but not limited to:

•	limiting our ability to invest operating cash flow in our operations due to debt service requirements;

•	limiting our ability to obtain additional debt or equity financing for working capital expenditures, product development or other general corporate purposes;

•	limiting our operational flexibility due to the covenants contained in our debt agreements;

•	requiring us to dispose of significant assets in order to satisfy our debt service obligations;

•	limiting our flexibility in planning for, or reacting to, changes in our business or industry, thereby limiting our ability to compete with companies that are not as highly leveraged; and

•	increasing our vulnerability to economic downturns and changing market conditions.

Our ability to meet our expenses and debt service obligations will depend on the factors described above, as well as our future performance, which will be affected by financial, business, economic and other factors, including potential changes in consumer preferences, the success of product and marketing innovation and pressure from competitors. If we do not generate enough cash to pay our debt service obligations, we may be required to refinance all or part of our existing debt, sell our assets, borrow more money or raise equity. We cannot assure you that we will be able to, at any given time, refinance our debt, sell our assets, borrow more money or raise equity on acceptable terms or at all.

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to fund our day-to-day operations or to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to sell assets or operations, seek additional capital or restructure or refinance our indebtedness. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, such alternative actions may not allow us to meet our scheduled debt service obligations. Our new revolving credit facility and the indenture to the Notes restrict our ability to dispose of assets and use the proceeds from any such dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due.  We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our debt obligations.  If we cannot make scheduled payments on our debt, we will be in default and, as a result, holders of Notes could declare all outstanding principal and interest to be due and payable, the lenders under our revolving credit facility could terminate their commitments to loan money, or foreclose against the assets securing such borrowings, and we could be forced into bankruptcy or liquidation, in each case, which could have a material adverse effect on our business, financial condition and results of operations.

Restrictive covenants in the indenture and our credit agreement may limit our current and future operations, particularly our ability to respond to changes in our business or to pursue our business strategies.

The terms of certain of our indebtedness, including our credit facility and the indenture, contain a number of restrictive covenants that impose significant operating and financial restrictions, including restrictions on our ability to take actions that we believe may be in our interest. In addition, the indenture related to the Notes and the new credit facility, among other things, limit our ability to:

•	incur additional indebtedness and guarantee indebtedness;

•	pay dividends on or make distributions in respect of capital stock or make certain other restricted payments or investments;

•	enter into certain agreements that restrict distributions from restricted subsidiaries;

•	sell or otherwise dispose of assets, including capital stock of restricted subsidiaries;

•	enter into transactions with affiliates;

•	create or incur liens;

•	merge, consolidate or sell substantially all of our assets;

•	make investments; and

•	make certain payments on indebtedness.

A breach of the covenants or restrictions under the indenture or the new revolving credit facility, could result in a default under the applicable indebtedness. Such default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross acceleration or cross-default provision applies. In the event our lenders and noteholders accelerate the repayment of our borrowings, we cannot assure you that we and our subsidiaries would have sufficient assets to repay such indebtedness.

The restrictions contained in the indenture and the agreements governing our other indebtedness could adversely affect our ability to:

•	finance our operations;

•	make needed capital expenditures;

•	make strategic acquisitions or investments or enter into alliances;

•	withstand a future downturn in our business or the economy in general;

•	engage in business activities, including future opportunities, that may be in our interest; and

•	plan for or react to market conditions or otherwise execute our business strategies.

Our financial results, our substantial indebtedness and our credit ratings could adversely affect the availability and terms of our financing.

We and our subsidiaries may be able to incur substantially more debt, including secured debt, in the future.

We and our subsidiaries may incur significant additional debt, including secured debt, in the future. Although the indenture governing the Notes contains restrictions on the incurrence of additional debt, these restrictions are subject to a number of important exceptions, and debt incurred in compliance with these restrictions could be substantial. The additional debt that we and our subsidiaries expect to obtain in the future could intensify the risk that we may not be able to fulfill our obligations under the Notes or under the new revolving credit facility.

A lowering or withdrawal of the ratings assigned to the Notes by rating agencies may increase our future borrowing costs and reduce our access to capital.

The Notes currently have a non-investment grade rating, and we cannot assure you that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes in our financial condition or results of operation, so warrant. A lowering or withdrawal of the ratings assigned to the Notes by rating agencies may increase our future borrowing costs and reduce our access to capital, which could have a material adverse impact on our financial condition and results of operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMC ELECTRONIC MATERIALS, INC.

Date: March 29, 2011	By:	/s/ Bradley D. Kohn
Name: Bradley D. Kohn
Title: Senior Vice President, General Counsel and Corporate Secretary